Exhibit 99.1

SALISBURY BANCORP, INC. ANNOUNCES RECEIPT OF $8,816,000 FROM TREASURY'S CAPITAL PURCHASE PROGRAM

Lakeville, Connecticut , March 13, 2009 /PR Newswire.....Salisbury Bancorp, Inc.
(the "Company"), NYSE AMEX:"SAL"), the holding company for Salisbury Bank and Trust Company (the "Bank"), announced today that it has sold to the U.S. Treasury Department $8,816,000 of Preferred Stock under the Capital Purchase Program (the "CPP") of the Emergency Economic Stabilization Act of 2008. The shareholders of the Company approved an amendment of the Company's Certificate of Incorporation to authorize 25,000 shares of preferred stock at a Special Meeting held on March 10, 2009.

Salisbury Chairman and Chief Executive Officer John F. Perotti commented, "The Bank has capital ratios in excess of those required to be considered `well-capitalized' under banking regulations. Nevertheless, in order to strengthen our capital position during these uncertain times, we determined to accept this additional capital under the CPP. We will use these funds in the communities we serve by making loans to our customers to purchase homes, grow their businesses and meet their needs for credit in the challenging economic environment."

The Treasury purchased Preferred Stock that qualifies as Tier 1 capital for regulatory purposes and ranks senior to the Common Stock. The Preferred Stock pays a cumulative dividend of 5 percent per annum for the first five years it is outstanding and thereafter at a rate of 9 percent per annum. The Preferred Stock is non-voting, other than voting rights on matters that could adversely affect the shares. The Preferred Stock is callable at one hundred percent of the issue price plus any accrued and unpaid dividends.

As part of the CPP, the Company issued to the Treasury a 10-year Warrant to purchase 57,671 shares of Common Stock at an exercise price of $22.93 per share. If the Warrant were fully exercised, the Company estimates that the ownership percentage of the current shareholders would be diluted by approximately 3.3% percent. If the Company redeems all the shares of Preferred Stock, it has first refusal rights to buy back the Warrant- or the shares received upon exercise of the Warrant at their fair market value if they are then held by the Treasury.

The terms and conditions of the transaction conform to those established by the Treasury and further details may be found at the Treasury's website at http://treas.gov/initiatives/eesa.

Salisbury Bancorp's sole subsidiary, Salisbury Bank and Trust Company, is a community bank. At December 31, 2008, the Company had assets in excess of $495 million and capital in excess of $38 million. Salisbury Bank and Trust Company has served the communities of northwestern Connecticut and proximate communities in New York and Massachusetts for approximately 150 years. It is headquartered in Lakeville, Connecticut, and in addition to the main office, operates full service branches in North Canaan, Salisbury and Sharon, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust /wealth advisory services.

Statements contained in this news release contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

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These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward looking statements.